Exhibit 99.1

Bulldog Technologies Announces Newest Member
of the BOSSTM Portfolio of Wireless Cargo Security Solutions

RICHMOND, British Columbia, Nov. 15, 2004 - Bulldog Technologies Inc. (OTC BB: BLLD), a leading provider of wireless cargo security solutions, announces the newest BOSSTM solution.

“Bulldog Technologies is a customer-driven and customer-centric company, which strives to deliver what our prospective customers and market want and need,” said John Cockburn, President and CEO of Bulldog. “Some of our prospective customers have expressed the need to secure shipping containers, trailers, and on-site service vehicles in their retail outlets and smaller distribution centres. These sites often are unmanned and as such a scaled down solution was needed to seamlessly integrate into the user’s existing remote security monitoring solution. The result of listening and working with them is the Stock BOSSTM.”

The Stock BOSSTM solution simultaneously monitors the security status of up to twelve Bulldog security sensors whereas the Yard BOSSTM solution allows operators to economically scale from one to several thousand security devices. The Bulldog security sensors can be either the Road BOSSTM External or Road BOSSTM Internal security seal/monitoring devices. The Road BOSSTM External can be used to secure the external locking rods of shipping containers and trailers. The Road BOSSTM Internal can be used to secure roll doors and service vehicles.

The Stock BOSSTM monitors Bulldog’s mounted security sensors. These seal/monitoring devices, the Road BOSSTM External and Road BOSSTM Internal, interface to existing on-site alarm panels to allow smaller storage facilities a similar level of security afforded to larger ports, distribution centers, and holding yards. The Stock BOSSTM can seamlessly interface into any alarm panel, and appears as an additional monitoring zone, allowing operations staff flexibility in arming and disarming their systems, and negating the requirement for additional training or security procedures.

If the Bulldog mounted security sensors are tampered with or removed from the shipping container or trailer the system will immediately transmit an alarm. If access to the container is required the solution can be disarmed via a keypad and the security sensor can be removed without causing an alarm.

“We believe that the Stock BOSSTM has the potential to open up a significant part of the container storage market for Bulldog Technologies,”* stated Mr. Cockburn. He added, “It provides a wireless cargo security solution for storage facilities that require a real-time solution that relies on an on-site security panel and off-site monitoring services.”

About Bulldog Technologies

Bulldog Technologies, Inc., a leading provider of wireless cargo security solutions, researches, develops, and manufactures real-time, comprehensive monitoring and intrusion detection BOSSTM (Bulldog Online Security Solution) devices for use in the cargo transportation and storage industry. Bulldog’s systems allow dispatchers, security personnel, emergency response teams and cargo transport drivers to monitor valuable cargo during the transport, storage and delivery process. In contrast to radio-frequency tags, Bulldog’s proprietary technology employs a monitoring system that detects suspicious activity on a real-time basis. Thus, their technology can prevent the illegal entry of port storage cargo containers and theft of mobile or in-transit shipping containers.

For further information, visit Bulldog on the Web at www.bulldog-tech.com.

Press Contact:	Investor Contact:
Jan Roscovich PR Director Bulldog Technologies Inc. (604) 271-8656	Aurelius Consulting Group Jeff Wadley (888) 451-5721 (407) 644-4256

Legal Note on Forward-Looking Statements

Statements in this news release, which are not purely historical, are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this news release are marked by an asterisk (*) and include statements regarding management’s belief that the Stock BOSSTM has the potential open up a significant part of the container storage market for Bulldog Technologies. It is important to note that actual outcomes and the Company’s actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as compatibility of the Company’s products with existing security solutions employed by potential customers, the impact of competitive products on the sales of the Company’s products, general economic conditions as they affect the Company’s prospective customers, the ability of third party manufacturers to produce the Company’s products, the Company’s ability to source product components in a timely manner, new technological developments that may allow third parties to compromise the effectiveness of the Company’s products as a theft-deterrent system, and insufficient investor interest in the Company’s securities which may impact on the Company’s ability to raise additional financing as required. Readers should also refer to the risk disclosures outlined in the Company’s most recent quarterly report on Form 10-QSB filed with the Securities and Exchange Commission on July 15, 2004 and the Company’s other disclosure documents filed from time-to-time with the SEC.